Exhibit 99.1

American Campus Communities, Inc. Reports First Quarter 2014 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)--April 22, 2014--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended March 31, 2014.

Highlights

  Increased quarterly FFOM by 3.7 percent to $70.9 million or $0.66 per fully diluted share compared to $68.4 million or $0.64 per fully diluted share in the first quarter prior year.
  Same store wholly-owned net operating income ("NOI") decreased 0.9 percent over the first quarter 2013 with revenues increasing 0.6 percent and operating expenses increasing 2.6 percent. Excluding $1.8 million in additional utility costs associated with an unusually cold winter, same store wholly-owned operating expenses would have decreased 0.1 percent.
  Achieved same store wholly-owned occupancy of 96.8 percent as of March 31, 2014.
  Leased same store wholly-owned portfolio for the upcoming academic year to 82.1 percent applied for and 74.1 percent leased as of April 18, 2014 with a current projected rental rate increase of 2.1 percent. This compares to 74.8 percent applied for and 68.2 percent leased for the same date prior year.
  Leased total wholly-owned portfolio for the upcoming academic year to 82.6 percent applied for and 74.8 percent leased as of April 18, 2014.
  Commenced construction on 160 Ross, a 642-bed, $41.3 million, owned off-campus development pedestrian to Auburn University, which is slated for occupancy in Fall 2015.
  Closed the previously announced disposition of Hawks Landing, a 484-bed non-core property located approximately one mile from Miami University in Oxford, Ohio, for $17.3 million.
  Subsequent to quarter end, awarded a third-party development project on the campus of Northern Arizona University and selected by Butler University to begin planning an on-campus comprehensive student housing master plan that will address the University’s overall housing inventory.

“We are pleased that our expense control and asset management efforts led to an actual decrease in same store operating expenses when excluding the additional utility costs associated with the polar vortex,” said Bill Bayless, American Campus CEO. “Additionally, we are exceptionally pleased with our continued leasing progress considering that we simultaneously reduced marketing expenses 19 percent versus the first quarter of 2013, representing a return to our normalized marketing spend. With this leasing velocity, projected rental rate growth and continued expense control, we believe we are poised to deliver strong internal growth moving into 2015 and beyond.”

First Quarter Operating Results

Revenue for the 2014 first quarter totaled $183.2 million, up 12.3 percent from $163.2 million in the first quarter 2013 and operating income for the quarter increased $6.3 million or 15.1 percent over the prior year first quarter. The increase in revenues and operating income was primarily due to growth resulting from property acquisitions, recently completed development properties, and increased rental rates for the 2013-2014 academic year. Net income for the 2014 first quarter totaled $28.4 million, or $0.27 per fully diluted share, compared with net income of $21.6 million, or $0.20 per fully diluted share, for the same quarter in 2013. The increase in net income as compared to the prior year quarter is primarily due to the increase in operating income discussed above and a $2.8 million litigation settlement charge recognized in the prior year quarter, offset by an increase in interest expense related to loans assumed in connection with 2013 property acquisitions and the $400 million senior unsecured notes offering in April 2013. FFO for the 2014 first quarter totaled $73.8 million, or $0.69 per fully diluted share, as compared to $68.5 million, or $0.64 per fully diluted share for the same quarter in 2013. FFOM for the 2014 first quarter was $70.9 million, or $0.66 per fully diluted share as compared to $68.4 million, or $0.64 per fully diluted share for the same quarter in 2013. A reconciliation of FFO and FFOM to net income is shown in Table 3.

NOI for same store wholly-owned properties was $85.9 million in the quarter, down 0.9 percent from $86.8 million in the 2013 first quarter. Same store wholly-owned property revenues increased by 0.6 percent over the 2013 first quarter due to an increase in average rental rates for the 2013-2014 academic year. Same store wholly-owned property operating expenses increased by 2.6 percent over the prior year quarter primarily due to an increase of $1.8 million in utility expenses associated with an unusually cold winter. NOI for the total wholly-owned portfolio increased 11.7 percent to $97.0 million for the quarter from $86.8 million in the comparable period of 2013.

Portfolio Update

Developments

The company is progressing on its $618.0 million owned and mezzanine development pipeline with expected delivery in Fall 2014 and 2015. The owned developments are all core Class A assets pedestrian to campus in their respective markets and on track to meet their previously announced stabilized development yield in the range of 6.75 - 7.0 percent. The six new owned and mezzanine development projects scheduled to open Fall 2014 totaling $262.5 million are preleased to an average of 91.8 percent for the upcoming academic year as of April 18, 2014 with four assets preleased to 99 percent and above.

During the quarter, the company commenced construction on 160 Ross, a 642-bed core development pedestrian to Auburn University. The $41.3 million community will feature an 8,500 square foot community center with a state-of-the-art fitness center, game lounge, student lounge, tanning beds, a 681-space attached parking garage and superior outdoor amenities including a resort-style pool, patio and study courtyard. The development is scheduled for occupancy in Fall 2015.

In January, as previously announced, the company acquired the Boulder Outlook Hotel property, which is located pedestrian to the campus of the University of Colorado–Boulder, for $9.3 million. The property is fully-entitled for a 400-bed student housing community and the existing hotel operations are being run by a third-party manager. We are currently anticipating demolition and construction related activities to commence during the fourth quarter of 2014 or early 2015, with a targeted delivery of Fall 2016.

Dispositions

In February, the company completed the previously announced disposition of Hawks Landing, a 484-bed community serving students attending Miami University in Oxford, Ohio, for a total sales price of $17.3 million including $15.6 million in outstanding debt. The property, originally constructed in 1994, was acquired as part of the GMH Communities Trust transaction in 2008 and is located approximately one mile from campus. The property was sold at a cap rate of 6.4 percent economic based on in-place rental revenue and trailing-12 operating expenses.

Third-Party Services

Subsequent to quarter end, the company received the executed interim services agreement for a third-party on-campus development project for a student and academic services facility at Northern Arizona University. The company expects to commence construction in late 2014 although the full scope, fees and construction period have not been finalized.

Also subsequent to quarter end, the company was selected by Butler University in Indianapolis, Indiana, to begin planning a comprehensive student housing master plan that will address the University’s overall housing inventory. The scope of the master planning process encompasses the renovation or redevelopment of approximately 1,200-1,500 student beds and related student amenity space. The ownership model is currently being evaluated and site studies are underway with the first phase of approximately 500 beds targeting delivery in Fall 2016.

Capital Markets

At-The-Market (ATM) Share Offering Program

The company did not sell any shares under the ATM Share Offering Program during the first quarter.

2014 Outlook

The company is maintaining its previously stated guidance range for the fiscal year 2014 FFO of $2.31 to $2.39 per fully diluted share and FFOM of $2.27 to $2.35 per fully diluted share. All guidance is based on the current expectations and judgment of the company’s management team.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss first quarter results and the 2014 outlook on Wednesday, April 23, 2014 at 11 a.m. EDT (10:00 a.m. CDT). Participants from within the U.S. may dial 888-317-6003 passcode 1905095, and participants outside the U.S. may dial 412-317-6061 passcode 1905095 at least five minutes prior to the call.

To listen to the live broadcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website. A replay of the conference call will be available beginning one hour after the end of the call until May 2, 2014 by dialing 877-344-7529 or 412-317-0088 conference number 10043333. The replay also will be available for one year at www.americancampus.com. The call will also be available as a podcast on www.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. This also excludes non-cash impairment charges. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or FFOM, which reflects certain adjustments related to the economic performance of our on-campus participating properties and other non-cash items as we determine in good faith. The company believes it is meaningful to eliminate the FFO generated from the on-campus participating properties and instead to reflect the company’s 50 percent share of the properties’ net cash flow and management fees received, as this measure better reflects the economic benefit derived from the company’s involvement in the operation of these properties. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is the largest owner and manager of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, and operational management of student housing properties. American Campus Communities owns 167 student housing properties containing approximately 102,600 beds. Including its owned and third-party managed properties, ACC’s total managed portfolio consists of 200 properties with approximately 128,000 beds. Visit www.americancampus.com or www.studenthousing.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	March 31, 2014	December 31, 2013
Assets	(unaudited)

Investments in real estate:
Wholly-owned properties, net	$5,240,032	$5,199,008
Wholly-owned property held for sale	-	14,408
On-campus participating properties, net	83,710	73,456
Investments in real estate, net	5,323,742	5,286,872

Cash and cash equivalents	31,211	38,751
Restricted cash	36,163	35,451
Student contracts receivable, net	8,004	9,238
Other assets	221,595	227,728
Total assets	$5,620,715	$5,598,040

Liabilities and equity
Liabilities:
Secured mortgage, construction and bond debt	$1,432,387	$1,507,216
Secured agency facility	87,750	87,750
Unsecured notes	398,750	398,721
Unsecured term loans	600,000	600,000
Unsecured revolving credit facility	271,700	150,700
Accounts payable and accrued expenses	49,861	65,088
Other liabilities	113,176	110,036
Total liabilities	2,953,624	2,919,511

Redeemable noncontrolling interests	52,813	47,964

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,043	1,043
Additional paid in capital	3,011,951	3,017,631
Accumulated earnings and dividends	(401,983)	(392,338)
Accumulated other comprehensive loss	(2,428)	(1,435)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	2,608,583	2,624,901
Noncontrolling interests – partially owned properties	5,695	5,664
Total equity	2,614,278	2,630,565
Total liabilities and equity	$5,620,715	$5,598,040

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2014	2013
Revenues
Wholly-owned properties	$171,950	$152,275
On-campus participating properties	8,188	8,102
Third-party development services	187	479
Third-party management services	1,985	1,709
Resident services	873	597
Total revenues	183,183	163,162
Operating expenses
Wholly-owned properties	75,808	66,057
On-campus participating properties	2,482	2,504
Third-party development and management services	2,786	2,306
General and administrative	4,374	3,806
Depreciation and amortization	48,175	45,602
Ground/facility leases	1,563	1,203
Total operating expenses	135,188	121,478
Operating income	47,995	41,684
Nonoperating income and (expenses)
Interest income	1,031	426
Interest expense	(21,090)	(17,411)
Amortization of deferred financing costs	(1,499)	(1,311)
Other nonoperating expense	-	(2,800)
Total nonoperating expenses	(21,558)	(21,096)
Income before income taxes and discontinued operations	26,437	20,588
Income tax provision	(290)	(255)
Income from continuing operations	26,147	20,333
Discontinued operations
(Loss) income attributable to discontinued operations	(123)	2,048
Gain from disposition of real estate	2,843	-
Total discontinued operations	2,720	2,048
Net income	28,867	22,381
Net income attributable to noncontrolling interests	(469)	(791)
Net income attributable to American Campus Communities, Inc. and Subsidiaries	$28,398	$21,590
Other comprehensive (loss) income
Change in fair value of interest rate swaps	(993)	813
Comprehensive income	$27,405	$22,403
Net income per share attributable to American Campus Communities, Inc. and Subsidiaries common stockholders
Basic and diluted	$0.27	$0.20
Weighted-average common shares outstanding
Basic	104,821,669	104,697,433
Diluted	105,525,765	105,364,769

Table 3
American Campus Communities, Inc. and Subsidiaries
Calculation of FFO and FFOM
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2014	2013
Net income attributable to American Campus Communities, Inc. and Subsidiaries	$28,398	$21,590
Noncontrolling interests[1]	469	382
Gain from disposition of real estate	(2,843)	-
Real estate related depreciation and amortization	47,768	46,530
Funds from operations (“FFO”)	73,792	68,502

Elimination of operations of on-campus participating properties
Net income from on-campus participating properties	(2,871)	(2,654)
Amortization of investment in on-campus participating properties	(1,212)	(1,174)
	69,709	64,674
Modifications to reflect operational performance of on-campus participating properties
Our share of net cash flow[2]	627	539
Management fees	375	376
On-campus participating properties development fees[3]	237	-
Impact of on-campus participating properties	1,239	915
Non-cash litigation settlement expense[4]	-	2,800
Funds from operations-modified ("FFOM”)	$70,948	$68,389

FFO per share – diluted	$0.69	$0.64
FFOM per share – diluted	$0.66	$0.64
Weighted average common shares outstanding - diluted	106,868,612	106,611,973
1.	Excludes $0 and $0.4 million for the three months ended March 31, 2014 and 2013, respectively, of income attributable to the noncontrolling partner in The Varsity, a property purchased in December 2011 from a seller that retained a 20.5% noncontrolling interest in the property. Effective July 1, 2013, the company acquired the noncontrolling partner’s interest and now owns 100% of the property.
2.	50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents amounts accrued for the interim periods.
3.	Represents development and construction management fees related to the West Virginia University on-campus participating property, which is currently under construction and scheduled for completion in August 2014. Although the company is including this project in its consolidated financial statements for accounting purposes, similar to our other on-campus participating properties, we view the economic benefit of such properties as limited to the development/construction management fees, property management fees and the 50% share of net cash flow that we receive. As such, for purposes of calculating FFOM, we are recognizing the fees received for this project similar to other third-party development projects.
4.	On April 22, 2013, the company acquired a note and subrogation rights from National Public Finance Guarantee Corporation (formerly known as MBIA Insurance Corp. of Illinois) for an aggregate of $52.8 million, which are secured by a lien on, and the cash flows from, two student housing properties in close proximity to the University of Central Florida and currently under a ground lease with the UCF Foundation. The instruments carry an interest rate of 5.123 percent. The acquisition facilitated the settlement of litigation related to a third-party management agreement for the properties with a GMH entity that was acquired by the company’s 2008 merger with GMH. The acquisition resulted in a non-cash settlement charge of $2.8 million to reflect the fair market valuation of the instruments. Management believes it is appropriate to exclude this non-cash charge from FFOM in order to more accurately present the operating results of the company on a comparative basis during the periods presented.

CONTACT:
American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000